Exhibit 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Central European Media Enterprises Limited dated 28 April 2003 on Form S-3 of our report dated March 27, 2002 of Super Plus Holdings d.d. (the “Company”), appearing in the Annual Report on Form 10-K/A of Central European Media Enterprises Limited for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche
Ljubljana, Slovenia
28 April 2003